UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 7, 2004

CNA FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-5823	36-6169860

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

CNA Center, Chicago, Illinois (Address of principal executive offices)		60685 (Zip Code)

Registrant’s telephone number, including area code (312) 822-5000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

The Registrant is proposing to publicly offer senior debt securities pursuant to an effective registration statement. A prospectus relating to the proposed offering is being filed pursuant to Rule 424 under the Securities Act of 1933 with the Securities and Exchange Commission on the date hereof. The prospectus contains the following disclosure:

As previously reported in Registrant’s periodic reports, Registrant has made loans through a credit facility to a national contractor to which CNA Surety Corporation, a 64% owned subsidiary, provides significant amounts of surety bond insurance coverage through surety bonds underwritten by Registrant’s affiliates. A major portion of such coverage has been reinsured by one subsidiary, Continental Casualty Company. The loans were provided by Registrant to help the contractor meet its liquidity needs. Loans under the credit facility are secured by a pledge of substantially all of the assets of the contractor and certain of its affiliates. The credit facility and all loans under it will mature in March of 2006. The credit facility provides for loans aggregating $86 million, all of which is currently utilized. Loews Corporation (Loews), the owner of approximately 91% of Registrant’s common stock, holds a $25 million participation in the credit facility. Although Loews does not have rights against the contractor directly under the participation agreement, it shares recoveries and certain fees under the credit facility proportionally with the Registrant.

The contractor has implemented restructuring efforts to reduce costs and improve cash flow. In connection with the credit facility, the Registrant periodically assesses the contractor’s future cash requirements and cash flows available to support debt service. The contractor’s cash flow requirements and projections have been negatively impacted by its restructuring efforts and anticipated costs to resolve outstanding claims. In this connection, the contractor has requested an amendment to the credit facility to increase the credit facility by $40 million and the Registrant is currently in negotiations with the contractor as to the amount and terms of such amendment. The Registrant anticipates that once the terms of the amendment are agreed on, the contractor will seek to draw down a portion of such additional amount before year-end. Loews has advised the Registrant that it will participate in one-third of any increase in the credit facility. The Registrant also expects to take an impairment charge of approximately $43 million ($28 million after tax) in connection with the preparation of its financial statements for the fourth quarter of 2004, net of the participation by Loews, with respect to amounts already loaned under this credit facility and would expect to take an additional impairment charge on any draw down of the additional amount. Assuming an additional $20 million is drawn down, the Registrant would expect to take an additional impairment charge of $13 million ($9 million after tax), net of the participation by Loews.

While the Registrant believes that the contractor’s restructuring efforts may be successful and provide sufficient cash flow for its operations, the contractor may fail to achieve its restructuring plan or perform its contractual obligations under the credit facility or under the surety bonds. If one or more of these developments were to happen, additional advances from the Registrant under the credit facility and/or further impairment charges by the Registrant might be required, and a material adverse effect on the Registrant’s results of operations, financial condition and equity could occur. In addition, such failures could cause the full amount due under the credit facility to be uncollectible and/or cause an estimated surety loss, net of indemnification and subrogation recoveries, but before the effects of minority interest, of approximately $200 million pretax.

The information in this Current Report is being furnished and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNA FINANCIAL CORPORATION (Registrant)
Date December 7, 2004	/s/ Lawrence J. Boysen
(Signature)*
	By:	Lawrence J. Boysen
*Print name and title of the signing officer under his signature.	Its: Senior Vice President and Corporate Controller (Principal Accounting Officer)